Exhibit 4.1

The Arcadis G&M, Inc. 2002 Officer Stock Purchase Plan.

ARCADIS G&M, Inc.
2002 OFFICER STOCK PURCHASE PLAN

        1.    Definitions. For the purposes of this Officer Stock Purchase Plan, the following capitalized terms have the meaning set forth below:

          "Act" means the Securities Act of 1933 and regulations promulgated thereto.

          "Additional Officer Compensation" means the amount payable to each Eligible Officer as provided in the Officer Program.

          "Code" means the United States Internal Revenue Code of 1986, as amended, and in effect.

          "Committee" means the committee as provided in Section 7 of this OSPP.

          "Common Stock" means the common stock, €0.05 nominal value per share, or any other security of ARCADIS N.V., a company established under the laws of The Netherlands and the parent company of ARCADIS G&M, Inc., or of any of its successors issued in substitution, exchange, or in lieu thereof.

          "Company" means ARCADIS G&M, Inc., a company established under the laws of the State of Delaware.

          "Compensation Date" means the date that the Additional Officer Compensation is paid to each Eligible Officer.

          "Custodian" means the independent custodian then selected by the Committee, and the Custodian, or related entity thereof, shall act as the broker for purposes of the purchase of shares under this OSPP and administration of the OSPP and Officer's Account.

          "Eligible Officer" or "Eligible Officers" mean the Officers of the Company who are eligible to participate in this OSPP, as provided in Section 3 of this OSPP.

          "Employer" means ARCADIS G&M; Inc. and any Subsidiary located in the U.S., designated by the Committee, which has adopted this OSPP.

          "Fair Market Value" means, on any given date, the officially quoted price of the Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or such other system then in use. If there are no Common Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Common Stock transactions. If the Common Stock is not then publicly traded, fair market value shall be determined in good faith by the Committee.

          "Officer" means any employee of the Employer, designated as an Officer under and pursuant to the Officer Program.

          "Officer Program" means that program setting forth the policies and guidelines for the Company on the nomination and appointment of Officers and the respective amounts of Additional Officer Compensation.

          "Officer Account" means the separate account in the name of each Participating Officer established and maintained by the Custodian for a Participating Officer under the OSPP.

          "OSPP" means this ARCADIS G&M, Inc. 2002 Officer Stock Purchase Plan as set forth herein and as it may be hereafter amended and from time to time in effect.

          "OSPP Account" means a non-interest-bearing cash account maintained by the Custodian as described in Section 6(a) hereof.

          "Participating Officer" means any Eligible Officer who participates in this Plan.

          "Purchase Date" means the date on which shares of Common Stock shall be purchased for the account of a Participating Officer.

          "Subsidiary" means any corporation or entity located in the U.S. in which the Company directly or indirectly owns 50% or more of the total combined voting power of all classes of stock.

        2.    Purpose. The Company is establishing the OSPP for its benefit and the purpose of the OSPP is to promote and advance the interests of the Company by enabling it to attract, retain, and reward Officers. The OSPP is designed to provide to Officers a compensation incentive in the pursuit of the growth, development, profitability, and financial success of the Company.

        This plan is subject to all applicable provisions of the Act and Code, and all applicable regulations promulgated thereto.

        3.    Eligibility.

        (a)  Eligible Officers shall be all employees nominated and approved under the Officer Program, who hold the position of an officer of an Employer on the established date of payment of the Additional Officer Compensation. Additional Officer Compensation is paid on the second regular pay period of the month, unless otherwise changed by the Committee.

        (b)  For purposes of determining whether or not an officer of an Employer has met the employment requirement set forth above:

  (i)
  employment by an entity of which all or substantially all of the assets have been acquired by, or which has been merged into the Company or a Subsidiary shall be considered as employment by the Company or a Subsidiary; and

  (ii)
  employment by another entity that the Committee determines, under nondiscriminatory rules uniformly applied to similarly situated persons, shall be deemed to be employment by the Company or a Subsidiary.

        4.    Terms and Conditions of Enrollment.

        Election to Participate.    Each Eligible Officer may participate in this OSPP by filing with the Committee or its designee an Officer Stock Purchase Plan Payroll Deduction Authorization Form, authorizing specified regular payroll deductions of amounts equal to the then applicable amount of the Additional Officer Compensation paid to the Eligible Officer under the Officer Program, establishment of an Officer's Account, and other documents that the Committee determines necessary to carry out the administration and intent of this OSPP. Participation shall commence on the first regular payroll date that the Additional Officer Compensation is paid following the receipt and acceptance of the Form by the Committee. Payroll deductions shall be made regularly until the termination of this OSPP, or until the Participating Officer elects to discontinue participation or becomes ineligible. A Participating Officer may, by a dated writing delivered to the Committee or its designee, at any time terminate the Participating Officer's participation in the OSPP. The enrollment of such Participating Officer shall be terminated as of such date; any remaining Additional Officer Compensation in the OSPP Account shall be used to purchase shares in accordance with this OSPP. Such shares shall be deposited into the Officer Account within 30 days of termination. Subject to such rules as the Committee may establish, a Participating Officer who terminates participation in the OSPP may not re-enroll in the OSPP for thirty (30) days after the date of the eligible Officer's prior termination from the OSPP.

        An Eligible Officer not desiring to enroll in the OSPP need not participate. An Officer electing not to participate in the OSPP shall not be entitled to payment of the Additional Officer Compensation in cash, shares, or otherwise. Participation in the OSPP is strictly voluntary by Eligible Officers.

        The OSPP does not permit any additional contributions by a Participating Officer into his or her Officer Account.

        5.    Payment of Additional Officer Compensation.

        The Company shall pay to each Participating Officer the Additional Officer Compensation as provided and established in the Officer Program. An equal amount of the Additional Officer Compensation shall be deducted from the Participating Officer's wages, after all tax withholdings have been applied, and such equal amount then shall be deposited by the Company into the OSPP Account in the name of the Participating Officer.

        The Officer Program may be terminated, suspended or amended from time to time in the sole discretion of the Chief Executive Officer of the Company and this OSPP shall be subject to and apply to any future amendments or modifications to such Officer Program.

        6.    Purchase of Shares. Each purchase of shares shall comply with and be subject to the following terms and conditions:

          (a)    Purchase for Officer Account.    On each Purchase Date, whole and fractional shares of Common Stock shall be purchased using the available funds in the OSPP Account. The purchase of shares shall be made by the Custodian, on behalf of all Participating Officers according to their respective amount of Additional Officer's Compensation.

          Subject to the limitation set forth in Section 6(b), all of the available funds in the OSPP Account shall be used to purchase shares of Common Stock and fractional shares. The Company shall provide to the Custodian the listing of specific allocations of the Additional Officer's Compensation of each Participating Officer.

          Participation in the OSPP and payment of Additional Officer Compensation and the purchase of shares with such funds under the Officer Program is not intended to be deemed a grant or issuance of stock or the grant or issuance of a stock option by the Company.

          The shares within the Officer Account shall be available for sale, subject only to any relevant provisions of the Act. An Officer's ability to sell such shares may be limited by the Act.

          (b)    Purchase Price.    The purchase price per share of Common Stock shall be the price paid for such shares on the NASDAQ on the Purchase Date(s). Alternatively, ARCADIS N.V., the Company, STICHTING LOVINKLANN (a foundation established under the laws of The Netherlands, hereafter the "Foundation"), and the Custodian may enter into an agreement whereby the Foundation may provide and sell to the Custodian shares of Common Stock held by the Foundation at the Fair Market Value of such shares of Common Stock on the Purchase Date(s).

          (c)    Purchase Date.    The Custodian shall purchase the amount of such shares, as set forth above, after a deposit is made into the OSPP account and such purchase(s) shall establish the Purchase Date(s). As of each Purchase Date, there shall be purchased of behalf of the Participating Officer and deposited into the Officer Account the number of whole and fractional shares purchased with such Participating Officer's Additional Officer Compensation as provided in Section 6(a), above.

          (d)    Officers' Accounts.    Individual accounts will be maintained by the Custodian for each Participating Officer in the OSPP. Statements of account will be provided to Participating Officers by the Custodian at least annually, which statements will set forth the amount of contributions of the Officer's Additional Officer Compensation, the price paid per share of the Common Stock, the number of shares of Common Stock purchased and the remaining cash balance, if any.

          (e)    Title of Accounts.    Each Officer Account shall be in the name of each respective Participating Officer. All property in an Officer Account shall be clearly identified as the property of the Participating Officer, in which the Company has no interest. The OSPP Account shall be maintained in the name of the Custodian for the benefit of the Participating Officers according to their respective interests, and in which the Company has no interest.

          (f)    Cessation of Eligibility.    In the event a Participating Officer ceases to be an Eligible Officer by reason of death, retirement, demotion, or other termination of employment, the enrollment of such Participating Officer in the OSPP shall be terminated as of such date. Any Additional Officer Compensation remaining in the OSPP Account at such time will be used to purchase shares as provided in the OSPP and such shares shall be deposited into the Officer's Account within 30 days of the date of such Officer became ineligible to participate in the OSPP.

        7.    Administration.

        (a)  This OSPP will be administered by a Committee of three or more members appointed by the Chief Executive Officer of the Company. Members of the Committee shall serve at the pleasure of the Company, and the Company may from time to time remove members from, or add members to the Committee. If no Committee has been appointed, the Chief Executive Officer, Chief Financial Officer and Chief Operations Officer of the Company shall administer this OSPP, and all references in this OSPP to the Committee shall be deemed to be references to such officers. A majority of the members of the Committee shall constitute a quorum for the transaction of business and action approved in writing by a majority of the members of the Committee then serving shall be fully as effective as if the action had been taken by unanimous vote at a meeting duly called and held. No member of the Committee shall be liable for any action or determination with respect to this OSPP made in good faith.

        (b)  The Committee may in its discretion, but subject to the express provisions of this OSPP:

    (i)
    determine the provisions of the payment of the Additional Officer Compensation paid under this OSPP and the Officer Program;

    (ii)
    decide all questions which may arise with respect to the interpretation, construction, or application of this OSPP; and

    (iii)
    prescribe, amend, and rescind rules and regulations relating to this OSPP.

        Any interpretation or construction by the Committee of any provision of this OSPP, or determination by the Committee pursuant to any provision of the OSPP, shall be final and conclusive.

        (c)  The Committee may designate persons other than its members to discharge its responsibilities other than its authority to determine, from time to time, those officers that the Company shall offer to enroll in the OSPP.

        (d)  The Committee shall determine the qualifications of the Custodian and shall recommend the selection of the Custodian to the Company, and provide required information to establish the necessary accounts and determine other administration matters of the Custodian.

        (e)  All Participating Officers shall have the same rights and privileges and the provisions of this OSPP shall be applied and interpreted consistently and in a non-discriminatory manner.

        8.    Adjustments and Reorganizations.

        The existence of this OSPP shall not affect or restrict in any way the right or power of the Executive Board or the Supervisory Board of ARCADIS N.V., or the shareholders thereof to make or authorize any adjustment, recapitalization, reorganization, or other change in the capital structure of ARCADIS N.V., or its business, any merger or consolidation, any issuance of securities, the dissolution or liquidation of ARCADIS N.V., or subsidiaries, any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

        9.    Assignability. The right to participate in and to purchase shares under this OSPP shall not be assignable or transferable. Upon the death of a Participating Officer, the Officer's Account will be distributed in accordance with instructions received by the Custodian and otherwise in compliance with law.

        10.  Rights as a Stockholder. A Participating Officer shall have all rights as a stockholder with respect to shares purchased and held by the Participating Officers.

        11.  Term of Plan. Either (i) the Company or (ii) the Executive Board of ARCADIS N.V. may, at any time, and in its sole discretion, terminate, discontinue or suspend the OSPP and the Officer Program. No such termination or discontinuance may affect the prior payment of Additional Officer Compensation and the prior purchase of shares by the Participating Officer. Upon termination of the OSPP, the Company shall give notice thereof to all Participating Officers.

        Prior to termination of this OSPP, shares of Common Stock may be purchased pursuant to this OSPP with available Additional Officer Compensation in the OSPP Account, and such shares deposited in the Officer's Account as provided herein. Upon purchase of shares from the funds in the OSPP Account and the deposit of such shares into the Officer Accounts as their interests appear, the Company may immediately terminate this OSPP. The shares held within each Officer Account shall be treated thereafter in accordance with any the Custodian's account procedures. No Participating Officer shall have any interest in this Plan after such termination.

        12.  Amendments. The Committee may from time to time alter, amend, or suspend this OSPP. However, no such action of the Committee may, without the approval of the Company:

  (a)
  increase the aggregate number of shares of Common Stock which may be issued under the OSPP other than pursuant to Section 8 or as permitted by applicable law as directed by ARCADIS N.V.; or

  (b)
  change the designation of Employers whose officers may be offered participation in the OSPP, provided, however, that no such approval shall be required for changes of designation of Employer which are permitted under the Plan, such as designations of participating Employers among a group consisting of the Company and its subsidiaries.

        13.  Miscellaneous.

        (a)    Tax Matters.    The Company shall have the right to withhold with respect to any Additional Officer Compensation paid under the Officer Program or this OSPP, or with respect to any payments of money or reinvestment of dividends, any Netherlands, United States, state, or local taxes of any kind required or permitted by law to be withheld, or to take such other action, or to require a Participating Officer to take such action, as may be necessary in the discretion of the Company to satisfy all obligations for the payment of such taxes.

        (b)    No Right to Employment.    Neither the adoption of this OSPP, the enrollment of any Eligible Officer or the purchase of any shares hereunder shall confer upon any employee of an Employer any right to continued employment with such Employer, nor shall it interfere in any way with any right of the any Employer to terminate the employment of any of its employees at any time, with or without cause.

        (c)    Securities Law Restrictions.    No shares shall be issued under this OSPP unless counsel for ARCADIS N.V. shall be satisfied that such issuance will be in compliance with applicable Federal and state securities laws and all applicable laws of The Netherlands. Shares of Common Stock acquired by the Participating Officer under this OSPP may be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under any applicable Federal or state securities laws, or the rules, regulations, and policies of the Securities and Exchange Commission or any securities exchange upon which the Common Stock is then listed. If required, a legend or legends may be affixed to any certificates or account documents evidencing such shares to make appropriate reference to such restrictions. Reasonable efforts to register the shares issuable pursuant to this OSPP may be undertaken, but ARCADIS N.V. and the Company shall have no obligation to register or to maintain the effective registration of either the purchase or the issuance of such shares under the OSPP or the resale of such shares. ARCADIS N.V. and the Company shall have no liability to any Participating Officer for any loss, damage, or cost, including interest and counsel fees, incurred by such Participating Officer due to any restriction or the absence of an effective registration statement, as described above.

        (d)    Interpretations.    Each provision of this OSPP or documents prepared thereunder shall be interpreted in a manner that will effectuate the purposes and intent of the OSPP. Any provision of this OSPP or any document prepared thereunder which is inconsistent with the foregoing shall be null and void.

        (e)    Governing Law.    This OSPP and all action taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

        (f)    Effective Date.    This OSPP shall be effective on October 1, 2002.

ARCADIS G&M, Inc.
By:
Chief Executive Officer